UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Sanderson Farms, Inc.

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SANDERSON FARMS STRATEGY AND GOVERNANCE UPDATE January 27, 2021

Company Overview

- Sanderson Farms is a leading, fully vertically integrated poultry processing company engaged in the production, processing, marketing, and distribution of fresh and frozen chicken products for our customers.
- We have been operating in Mississippi continuously since 1947, and we also have facilities in Georgia, Louisiana, North Carolina, and Texas.
- Our customers include some of the leading retailers, distributors, and food service operators in the United States.
- We have a strong track record of delivering sustainable, above industry average returns for our shareholders across the market cycles that characterize our industry.
- We have a deep commitment to the safety and well-being of our employees, our relationships with our contract poultry producers and customers, the welfare of our animals, and the communities in which we operate.
- We believe consumers have the right to safe and affordable chicken, and using consumer research, feedback from our customers, and other tools, we focus our product mix on what our customers want.

Five-Year Total Shareholder Return[1]



70%
60%
50%
40%
30%
20%
10%
0%
-10%
1/22/2016
1/22/2017
1/22/2018
1/22/2019
1/22/2020
1/22/2021

Company Snapshot

$2.85 billion[2]
Market Cap

$3.56 billion[2]
FY 2020 Revenue

$28.3 million[2]
FY 2020 GAAP Net Income

$1.27[2]
FY 2020 GAAP EPS

17,445[2]
Employees as of October 31,2020

~657 million[2]
Chickens processed in FY 2020

1. *Source: FactSet. As of January 22,2021.*
2. *Source: Company filings.*

2

Sanderson Farms

Corporate Responsibility Statement and ESG Strategy As a public company, we have a responsibility to create long-term value for our shareholders. Over the last 73 years, we have met this responsibility through our strategy of internal growth, conservative financial management and a relentless focus on operational efficiency. But our success has depended on more than these fundamentals. A key part of our strategic plan has always been an emphasis on our environmental and social responsibilities, and our commitment to constituents other than our shareholders. Our success is directly tied to the success of our employees, contract producers and neighbors, the health and success of our communities, the future of the environment, the health and well-being of the animals we raise, and the satisfaction of our customers. We believe we can maximize shareholder value and create a sustainable future for our company only if we consider the interests of all of these stakeholders. We must ensure that our company will not only survive for the long-term, but will also thrive. We believe that continuing to prioritize sustainable business practices in our operations is critical to our success over the next 73 years and beyond. Corporate Responsibility Statement Our ESG Strategy Fulfill our corporate purpose – to provide, safe, affordable, high quality food products to our customers and consumers while considering the interests and improving the quality of life of all of our stakeholders – by conducting ourselves with total integrity n Promote the health and welfare of our animals n Conserve and recycle natural resources n Create renewable resources through innovative technologies n Invest in the health, safety, and well-being of our employees n Participate in and support the communities in which we operate n Foster a diverse, inclusive environment n Provide strong oversight via a diverse, highly qualified Board of Directors n Maintain consistent dialogue with our shareholders n Provide transparent, decision-useful disclosure to the market Environmental Social Governance

Our Commitment to Responsible Resource Management We have strict guidelines in place for site selection for our facilities, and perform extensive due diligence before selecting a site. We engage with hydrologists that are familiar with the target region, drill test wells and perform other aquifer studies to ensure that our new sites are located in areas with abundant water resources. We work diligently to ensure that we reuse as much water as possible. We have on-site wastewater treatment facilities at our poultry complexes that use biological treatment, oxygenation, clarification, and UV disinfection to treat wastewater. Treated wastewater from our facilities can be repurposed for other uses in our facilities, discharged to local water bodies, or applied to land, improving the productivity of local ecosystems. In FY19, we recycled 27% of the water we withdrew for our operations. We are currently compiling the data for FY20, and based on data accumulated to date, we believe the percentage was similar in FY20. Aside from recycling wastewater, we also utilize a portion of our wastewater to capture and refine biogas. By burning the biogas from wastewater treatment – which has a lower carbon footprint than natural gas – we saved 223 MT CO2 in FY20. 6.1% In FY20, only 6.1% of water withdrawn by our complexes came from regions of high baseline water stress 27% In FY19, we recycled nearly 27% of the water we withdrew, equivalent to irrigating 48,779 aces. We expect similar results for FY 2020 44% Since 2008, we have decreased our water usage per salable pound by 44% 288,189 In FY20, we generated 288,189 MMBTUs of biogas, reducing our dependency on natural gas TYLER COMPLEX BEGINS OPERATION ST. PAULS COMPLEX BEGINS OPERATION PALESTINE COMPLEX BEGINS OPERATION KINSTON COMPLEX BEGINS OPERATION WACO COMPLEX BEGINS OPERATION WACO PRODUCES BIOGAS KINSTON PRODUCES BIOGAS PALESTINE PRODUCES BIOGAS

Our Commitment to Our Employees Treating our employees with dignity and respect has been a core value of ours since our inception, but the COVID-19 pandemic has highlighted the importance of our commitment to the health, safety, and well-being of our employees. Without concern for the impact on profits, we have invested millions in protecting our employees and communities from COVID-19, which supplement our robust ongoing policies and practices that have made us one of the safest companies in our industry. COVID-19-Related Safety Measures1 All employees are required to wear face masks – which the company provides – in our facilities. Employees who cannot maintain adequate social distance must also wear face shields – i.e., when inside plants, feed mills, or hatcheries We have provided additional break space, some of which is outdoors, and staggered break times to help distance and protect employees when on breaks. All locations are sanitized by a third-party sanitation company every weekend for disinfecting; frequency of cleaning of high-traffic and high-touch areas has increased and is constantly ongoing. Temperature screening with a “no touch” thermometer is provided at all of our facilities, and anyone with a temperature of 100˚F or higher is denied access. Hand sanitizing stations have been installed throughout our facilities. Employees who test positive for COVID-19, or who live or work in close proximity to someone who has tested positive, are sent home to self-quarantine, with pay, until cleared by a medical professional. This list represents just some of the many safety measures we have taken in response to the COVID-19 pandemic. A more extensive list can be found on pages iii-v of our 2021 Proxy Statement, filed with the Securities and Exchange Commission on January 14, 2021. Pilgrim’s Pride Tyson Foods Perdue Farms Fieldale Farms Wayne Farms Koch Foods Case Farms Foster Farms Work Place Safety OSHA injury rates continue to decline . Cumulatively for the five years ended October 31, 2020, we had the fewest OSHA citations per 1,000 employees of any company in our industry having more than 5,000 employees. We have five in-house certified safety professionals and employees are trained extensively on a variety of safety matters. We work closely with ergonomists to continuously monitor our employees’ working conditions and implement measures to ensure their wellness. Total Recordable Incident Rate

Our Commitment to Diversity Since our inception in 1947, we have believed strongly in treating our team members with dignity and respect, which means providing a fair, equitable, and inclusive environment. We believe in the importance of listening as a tool to promote inclusion and diversity, whether through anonymous reporting methods, one-on-one meetings, retention initiatives, or employee training. The tone is set at the top of our organization, with our diversity and inclusion committee consisting of senior management team members meeting quarterly to assess current standards and set future goals regarding recruiting strategies, hiring data, employee training and development, and employee engagement and inclusion initiatives. The diversity and inclusion committee recently formed a new steering committee to serve as a grassroots, action-oriented team aimed at championing positive change. Our Board of Directors has appointed a special committee of directors on diversity, equity, and inclusion (“DEI”). The committee will provide Board-level oversight of all DEI matters in the Company. The committee’s first task was to retain an outside DEI consulting firm that will conduct a top-to-bottom review of DEI in our company. We have developed a new online training program for all employees on DEI issues arising both inside and outside the workplace. As of October 31, 2020: 42% Of our top 10% compensated employees, 42% are racial or ethnic minorities and 29% are women 81% 81% of our employees are racial or ethnic minorities, including 41% of our management team, and 48% of our employees are women including 22% of our management team 60% Approximately 60% of salaried employees promoted in FY20 were women and minorities 88% Of the new employees hired in FY20, approximately 88% were women and minorities 62% MALE 38% FEMALE

Our Board of Directors We believe that we have a well-rounded board with the skills necessary to continue to execute on our strategic plan. We will continue to thoughtfully refresh the board to ensure that we have the right mix of perspectives, backgrounds, and experiences. The statistics below describe the attributes of our Board following the Annual Meeting assuming all nominees are re-elected. Recent Board Appointments Industry-Leading Diversity Diverse Skills and Qualifications Balanced Range of Tenures Sonia Pérez Appointed in 2019 President of Southeast States for AT&T Worked w/ communities in LA, NC, TX David Barksdale Appointed in 2018 Managing Member of Alluvian Capital Former CEO of Spread Networks Edith Kelly-Green Appointed in 2018 Partner in restaurant franchisee KGR Group Former VP at FedEx Express Leadership 15 Finance/Accounting 10 Diversity 7 Sales/Marketing 6 Human Resources 5 Legal 5 Industry 4 Government 3 Environmental 2 Technology 2 Telecommunications 2 Academic 1 13 9 7 6 5 4 3 2 2 2 2 1

Our Board of Directors

Name	Age	Independent	Director Since	Board Committee(s)	Primary Occupation
Fred Banks, Jr.	78	✓	2007	Audit Committee Compensation Committee Nominating & Governance Committee	Senior Partner, Phelps Dunbar LLP
David Barksdale	44	✓	2018	Audit Committee (VC) Compensation Committee Diversity, Equity and Inclusion	Principal, Alluvian Capital
John Bierbusse	65		2006	Diversity, Equity and Inclusion	Retired Vice President and Manager of Research Administration, A.G. Edwards
Lampkin Butts	69	President	1998		President, Sanderson Farms, Inc.
Mike Cockrell	63	CFO	1998		Treasurer, Chief Financial Officer and Chief Legal Officer, Sanderson Farms, Inc.
Toni D. Cooley	60	✓	2007	Compensation Committee Nominating and Governance Committee (VC) Diversity, Equity and Inclusion	Chief Executive Officer, The Systems Group Companies
Beverly Hogan	69	✓	2004	Compensation Committee Nominating and Governance Committee Diversity, Equity and Inclusion (Chair)	President Emerita, Tougaloo College
Edith Kelly-Green	68	✓	2018	Audit Committee (FE) Nominating and Governance Committee (Chair)	Partner, The KGR Group
Phil K. Livingston (Lead Independent Director)	77	✓	1989	Audit Committee (FE) Compensation Committee Nominating and Governance Committee	Retired Chairman and Chief Executive Officer, Deposit Guaranty National Bank of Louisiana
Suzanne T. Mestayer	68	✓	2017	Audit Committee (Chair, FE) Nominating and Governance Committee	Owner and Managing Principal, ThirtyNorth Investments, LLC
Sonia Pérez	64	✓	2019	Compensation Committee Nominating and Governance Committee (VC) Diversity, Equity and Inclusion	President, AT&T Southeast States
Gail Jones Pittman	67	✓	2002	Audit Committee Compensation Committee (Chair)	Chief Executive Officer, Gail Pittman, Inc.
Joe F. Sanderson, Jr. (Chairman)	73	CEO	1984		Chairman and Chief Executive Officer, Sanderson Farms, Inc.

VC = Vice Chairman
FE = Financial Expert

- John H. Baker III, who had been a Class B director since 1994, will retire from the Board of Directors when his term expires at the annual meeting.

8

Ongoing Shareholder Engagement Process Every year, we reach out to a cross-section of our top 30 shareholders representing approximately 50% of our outstanding shares to discuss ESG issues. We include several members of our Board and management team in these discussions. Our Board meets to consider feedback received during our off-season discussions and to determine whether and how to incorporate the feedback we received. We also spend significant time enhancing our public disclosures, particularly our proxy statement. Once the proxy statement is filed ahead of our annual meeting, we reach out to shareholders again to answer any questions and address any concerns. Following the meeting, our Board receives and reviews the voting results. Focus Areas of Previous Engagement Commentary Sustainability Reporting After discussions with our shareholders, it became apparent to us that many of them were aligned about a preferred framework for sustainability reporting. In recognition of evolving investor expectations in this area, we committed to integrating Sustainability Accounting Standards Board (SASB) reporting standards into our ESG disclosures by the end of fiscal 2020. We have since delivered on that promise, with our 2019 Corporate Responsibility Report containing a full SASB index. Water Stewardship In recent engagements, some shareholders have identified water use as an issue of importance to them. Compared to baseline values from 2008, we have decreased our water usage per salable pound by 44%, including a reduction of over 5% in fiscal 2020. Diversity We have maintained a board with female representation of at least 20% since 2010, and we have been recognized by various organizations as a leader in board diversity. Over the past several years, we have continued to enhance this diversity, which we believe is consistent with the perspectives of many of our investors, by adding several new diverse directors to our board. We are also taking steps to monitor the diversity of our employee base on an ongoing basis and to ensure we are creating a fair, equitable, and inclusive work environment for all. And, we have enhanced board oversight of our diversity and inclusion efforts. Board Composition Based on feedback from certain shareholders that we could be doing more to promote board refreshment, we have been adding directors to the board as others have retired. We have added four new directors since 2017, lowering the average age and tenure in the process. We continue to look for directors whom we believe will contribute to the overall diversity of skills, background, and experience of the board. Antibiotic Use After receiving multiple shareholder proposals on the topic of medically important antibiotic use in our birds, we conducted extensive outreach to shareholders to gather their feedback on the issue. At the request of our board, we also commissioned an independent panel of scientists to examine the link between antibiotic use in chickens and resistance in humans. We ultimately determined to discontinue our use of medically important antibiotics for the prevention of disease, although we continue to use them for disease treatment when necessary, under the direction of our veterinarians. Late Summer/Fall Winter Late Winter/Early Spring

Our Commitment to Transparent Reporting We are currently on a multi-year journey toward enhancing our ESG transparency efforts. While we’ve always recognized the importance of transparent financial disclosure, we have been listening to our shareholders and other stakeholders who, over the last decade, have increasingly asked for more detail about ESG matters. Over the past several years, we have engaged regularly with a large portion of our shareholder base. Many of those discussions initially focused on ESG-related shareholder proposals, but have more recently broadened to cover a range of sustainability topics. During the course of these discussions, we have increasingly heard from shareholders who support the sustainability reporting standards developed by the Sustainability Accounting Standards Board (SASB). In response to shareholder feedback leading up to our 2020 Annual Meeting of Shareholders, we committed to integrating SASB reporting standards into our ESG disclosures by the end of the 2020 fiscal year. We have delivered on that promise, with our Fiscal Year 2019 Corporate Responsibility Report incorporating the relevant SASB metrics for our industry, along with an SASB table for ease-of-use. We are committed to expanding our reporting over time. This process is being championed by our management team and overseen by our board of directors, which receives regular reports on our ESG initiatives. 2010 2018 2020 2021+ We formally launched our Corporate Responsibility Program in 2010 to more deliberately focus on our ESG goals, and to provide stakeholders with a deeper understanding of our business. For our 2019 Annual Meeting, we made significant enhancements to our proxy statement, incorporating a wide variety of new information related to our ESG practices. Our 2019 Corporate Responsibility Report published in September 2020 integrates SASB reporting standards for the first time, addressing feedback we received from several of our investors. Moving forward, we intend to continue to listen to our stakeholders and enhance our sustainability and ESG reporting accordingly. This initiative has broad support from our board of directors and management team.

Summary of FY20 Results & Business Update

STRATEGIC UPDATES:

- Opened Tyler, TX facility in FY 2019, with the plant reaching full capacity in FY 2020
- Managed capex in response to challenging operating environment
- Managed balance sheet and appropriate capital structure; little debt and ample liquidity

RESULTS REFLECT:

- Slightly decreased production due to planned egg set reductions to compensate for reduced food service demand
- Significant shift in demand away from food service customers to retail grocery stores
- Higher operating costs due to COVID-19-related safety measures

HEADWINDS:

- Market prices for corn and soybean meal, our primary feed ingredients, have increased significantly
- Volatile demand from food service customers due to restaurant closures and reduced capacity

TAILWINDS:

- Increase in demand and market prices for boneless breast meat as a result of major fast food operators entering the "chicken sandwich war"
- Demand and pricing for exported products, such as leg quarters and drumsticks, have improved significantly since the beginning of FY21

POUNDS PROCESSED	NET SALES
4.84 billion	$3.56 billion

EARNINGS PER SHARE	NET INCOME
$1.27	$28.3 million

11

Sanderson Farms

Our Path to Creating Long-Term Value LOW COST PRODUCER As one of the industry’s most efficient poultry producers, Sanderson Farms is well positioned to capture market share. FAVORABLE PRODUCT MIX The company’s product mix is focused on the two most profitable market segments of the poultry industry throughout the variable cycles that define our industry. STRONG BALANCE SHEET Our company manages and maintains an appropriate capital structure, recognizing that our organic growth has created value for our shareholders. The company’s strong balance sheet enables growth even during industry downturns that are characteristic of a commodity business. ATTRACTIVE GROWTH PROFILE After more than 73 years in the business, Sanderson Farms has a track record of generating strong internal growth and a history of delivering above average returns relative to our industry peers. Data as of December 31, 2020.

Our Human Rights Principles and Statement Respect for the inherent dignity, equality and worth of every human being has been a core value at Sanderson Farms since our founding in 1947. This principle is the cornerstone of our company Vision, which calls upon our team to treat all persons with absolute respect and integrity and to be devoted to the success of everyone in our organization in fulfilling their potential in all aspects of life. Our board of directors and executive committee of our management team have adopted a Human Rights Statement which details our commitment to human rights and the due diligence processes we follow in assessing the impacts of our business on human rights. Our statement is intended to meet the framework of the United Nations Guiding Principles on Business and Human Rights and is publicly available on the Corporate Governance page of our website at https://ir.sandersonfarms.com. The Statement explains how our board of directors and management team monitor the risk to human rights from our greenfield expansion strategy. Each time we build a new complex, we perform extensive due diligence that includes an assessment of the complex’s impact on human rights. A primary objective of our due diligence process is to identify a potential site where our presence in the community will be sustainable for the long term. The Statement also explains how our board of directors and management team monitor the risk to human rights from our on-going, day to day operations and activities. We continually assess these risks as part of our enterprise risk management and compliance functions. With respect to our employees, the key risk areas we monitor include discrimination and harassment, diversity and inclusion, workplace safety and overall employee wellness, fair and equitable pay and benefits, and personal and professional training, to name a few. Our continuous risk monitoring in the area of workplace safety and health has been especially effective in protecting our employees from COVID-19, and we describe our COVID-19 measures in the introduction to our 2021 proxy statement. Moreover, we believe our greenfield expansion and the relatively young age of our complexes contributed to our ability to better protect our people from the coronavirus. We are already considering how we would re-design our next complex to allow for greater social distancing and other measures that will reduce the chance of disease transmission. We continuously assess the effect of our business on the environment, which we consider a human rights issue. This year, we adopted the Sustainability Accounting Standards Board (SASB) disclosure framework in our fiscal 2019 Corporate Responsibility Report, and the information we report under those standards will give stockholders additional information about our effectiveness in minimizing the adverse environmental and social impacts of our business.     Our Statement on Human Rights also addresses our impact on our consumers and contract poultry producers. It describes how we maintain open avenues of communication with all our stakeholders so we can receive their input with respect to human rights. Where we lack leverage in addressing human rights issues, such as with our grain suppliers, we participate in other initiatives to promote responsible and sustainable practices. 13

These materials and the Company’s statements and presentation may include forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, and the following: (1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets. (2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein. (3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets. (4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety. (5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles. (6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company. (7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States. (8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products. (9) Changes in the availability and cost of labor and growers. (10) The loss of any of the Company’s major customers. (11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains. (12) Failure to respond to changing consumer preferences and negative or competitive media campaigns. (13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire. (14) Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future. (15) Changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above, and could include: high absentee rates that have prevented and may continue to prevent the Company from running some of its facilities at full capacity, or could in the future cause facility closures; an inability of contract poultry producers to manage their flocks; supply chain disruptions for feed grains; further changes in customer orders due to shifting consumer patterns; disruptions in logistics and the distribution chain for the Company’s products; liquidity challenges; and a continued or worsening decline in global commercial activity, among other unfavorable conditions. Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward‑looking statements. Examples of forward-looking statements include statements of the Company’s belief about future production levels, commodity market conditions, grain prices, supply and demand factors, global economic conditions, growth plans and other industry conditions. Cautionary Statement Regarding Forward-Looking Statements